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                                                                   EXHIBIT 10.06

                               [INTUIT LETTERHEAD]



                                 March 26, 2001


Daniel T. H. Nye




        Re:  Separation Agreement

Dear Dan:

     This Separation Agreement confirms the terms of your separation from the employment of Intuit Inc., a Delaware corporation, with offices at 2535 Garcia Avenue, Mountain View, CA 94043 (the "Company").

1. Termination Date. Your employment with the Company is terminated effective at the close of business on August 2, 2001 (the "Termination Date"). Your current employment status, salary and benefits will remain unchanged between the date you sign this Agreement and August 2, 2001.

2. Shares. Assuming you do not exercise any stock options between today's date and the Termination Date, on the Termination Date, you will hold vested options to purchase shares of Intuit's Common Stock as indicated on the Personnel Option Status report, attached hereto as Exhibit A. Your Stock Option Grant Agreements have been amended effective as of March 21, 2001 with respect to Option Grants 018301, 019246, and 00026838 to provide that you have until one year after the Termination Date (August 2, 2002) in which to exercise any shares vested as of the Termination Date. Also, with respect to Grant 00030612, you will have until one year after the Termination Date (August 2, 2002) in which to exercise any shares vested as of the Termination Date. With respect to all other grants shown on Exhibit A, you have until 90 days after the Termination Date (October 31, 2001) in which to exercise any shares vested as of the Termination Date.

     You acknowledge that you have no additional vested options.

3. Payment of Wages. On the Termination Date, the Company will deliver to you a final paycheck for all accrued wages, salary, bonuses, reimbursable expenses, accrued but unused vacation pay and any similar payments due and owing to you from the Company as of the Termination Date. By acceptance of this final paycheck you are acknowledging that the Company does not owe you any other amounts.


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4. COBRA Coverage. You have the option to extend the health insurance coverage currently provided by the Company for a period of 18 months from your August 2, 2001 Termination Date pursuant to the terms and conditions of COBRA. You have 60 days from the Termination Date to notify the Company in writing of your election to so continue your continuation coverage. If you elect COBRA coverage, Company will pay for your COBRA benefits through January 1, 2002. After January 1, 2002, COBRA continuation coverage will be at your own expense.

5. Payment. In addition, provided you sign on or promptly following the Termination Date the General Release of all claims attached hereto as Exhibit B, you will receive, as severance pay, a payment in an amount equivalent to your regular salary for the period August 2, 2001 through November 30, 2001. This severance pay is in addition to any amounts due you from the Company and is given as consideration for the Release attached hereto as Exhibit B. This severance will be paid to you in one lump sum on the Termination Date or within ten (10) days of your signing the Release attached as Exhibit B, whichever occurs later. This payment will be subject to standard income and employment tax withholding.

6. Payment in lieu of Annual Variable Plan. On such date as any employee of the Company first receives payment under the Fiscal Year 2001 Annual Variable Payment Plan, the Company will pay to you the amount representing payment in full based on 40% of target pursuant to such Plan.

7. Performance Sharing. On such date as any employee of the Company first receives payment under the Performance Sharing Plan for the February 1 through July 31, 2001 Performance Period, Company will pay to you the amount equal to your performance sharing payment.

8. Home Loan. Pursuant to Paragraphs 5 and 6 of the Promissory Note dated October 23, 1998 (as amended by the March 5, 1999 Amendment to Promissory Note) between you and Intuit Inc. (Note and Amendment collectively, the "Note"), attached hereto as Exhibit C, you and the Company agree that on the October 23, 2001 Maturity Date of the Loan, the entire remaining Principal Payment amount then due, and all accrued interest thereon, shall automatically be forgiven and released by Intuit for purposes of the Note. In addition, provided you sign the Release attached hereto as Exhibit B, and as consideration for such Release, Company will reimburse you for all income taxes (including taxes on taxes) associated with or related to the loan forgiveness of this principal and interest.

9. Soliciting, Recruiting, and Return of Company Property. You acknowledge and agree that you are bound by a confidentiality agreement with the Company that provides that for a period of one (1) year after the Termination Date, you will not directly or indirectly solicit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity. You hereby also represent and warrant to the Company that by the Termination Date, you will return to the Company any and all property or data of the Company of any type whatsoever that may have been in your possession or control.

10. Confidential Information. You hereby acknowledge that you are bound by a nondisclosure agreement with the Company, that as a result of your employment with the Company you have had access to the Confidential Information (as defined in such agreement) of the Company, that you will hold all such Confidential Information in strictest confidence and that you may not make any


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use of such Confidential Information on behalf of any third party. Nothing in the nondisclosure agreement or this Agreement shall restrict your ability, after August 2, 2001, to seek or obtain a position with any other company or entity, whether such services are provided as an employee, consultant, officer, or director. You further confirm that by the Termination Date you will deliver to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you will not take with you any such documents or data or any reproduction thereof.

11. Release of Claims. In exchange for the benefits described in sections 4,5 and 8, above, you agree to execute the General Release attached hereto as Exhibit B on or promptly following the Termination Date.

12. Filings: This confirms that, as of April 16, 2001, you will cease to serve as an executive officer of Intuit Inc. for purposes of federal securities laws. Accordingly, after that date, you will no longer be subject to Section 16 or Rule 144 requirements, including any future filings with the SEC, except any post-termination filing requirements or potential liabilities under Section 16. Finally, although you will no longer be an "access person" you will be subject to Intuit's Insider Trading Policy.

13. Nondisparagement. You agree that you will not disparage the Company or any of its products, services, employees, directors, officers, affiliates, successors or assigns, with any written or oral statement.

14. Legal and Equitable Remedies; Arbitration. You agree that you and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies you or the Company may have at law or in equity for breach of this Agreement.

     You and the Company agree that any dispute or claim of any nature arising between you and the Company, other than claims for workers' compensation, unemployment benefits or trade secret misappropriation, shall be submitted to final and binding arbitration before a neutral arbitrator. The arbitrator shall be selected according to the employment arbitrator selection procedures of the American Arbitration Association, and his or her fees shall be shared equally by the parties. The arbitrator shall decide any such claim and may grant any relief authorized by law. The arbitrator shall issue a written award and opinion. Nothing contained herein shall preclude you or the Company from seeking a temporary injunction or other provisional relief where appropriate. This provision is governed by the California arbitration statute, Code of Civil Procedure Section 1280 et seq.

15. Attorneys' Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

16. Confidentiality. You agree to keep confidential the contents, terms and conditions of this Agreement, and shall not disclose the contents, terms and conditions of this Agreement except to your tax advisors, attorneys, spouse, or as may be required pursuant to a subpoena or court order. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.


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17. No Admission of Liability. This Agreement is not and shall not be construed or contended by you or Company to be an admission or evidence of any wrongdoing or liability on your part or the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

18. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys, have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

19. Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, duly executed by authorized representatives of each of the Parties hereto.

20. Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. If any term of this Agreement or application thereof is deemed invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect.

     If this letter accurately sets forth the terms of your separation from the Company, please sign the attached copy and return it to the undersigned.

                                      Very truly yours,


                                      Intuit Inc.



     By: /s/ Stephen M. Bennett
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         Stephen M. Bennett
         President and Chief Executive Officer



READ, UNDERSTOOD AND AGREED


/s/ Daniel Nye                                 Date:  March 26, 2001
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Daniel Nye


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